UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 10, 2020

MEI Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3611 Valley Centre Drive, Suite 500, San Diego, California 92130

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 369-7100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.00000002 par value	MEIP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On April 10, 2020, the Board of Directors (the “Board”) of MEI Pharma, Inc. (the “Company”), voted to increase the size of the Board by one seat and appointed Ms. Cheryl Cohen to fill the vacancy on the Board resulting from such increase in the size of the Board. Ms. Cohen was appointed to the Board because of her skills and experience. Ms. Cohen will serve for a term that commences immediately and will be a member of the class of directors whose terms each expire at the Company’s fiscal year 2023 annual meeting of stockholders, or until her earlier resignation or removal.

There are no related party transactions involving Ms. Cohen that are reportable under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Ms. Cohen and any other person pursuant to which Ms. Cohen was selected as a director. There are no family relationships among any of the Company’s directors, executive officers and Ms. Cohen. There are no material plans, contracts or arrangements to which Ms. Cohen is a party or in which she participates nor has there been any material amendment to any plan, contract or arrangement by virtue of Ms. Cohen’s appointment.

Cohen biography. Ms. Cohen, age 54, has served as president of CLC Consulting, a pharmaceutical and biotechnology consulting firm specializing in new product start-up and commercialization, since 2008. Prior to CLC, Ms. Cohen served as chief commercial officer of Medivation, Inc., a publicly-traded bio-pharmaceutical company, from September 2011 until July 2014. From November 2007 to September 2008, she served as the vice president, strategic commercial group, of Health Care Systems, Inc., a Johnson & Johnson company, and from October 1998 to November 2007, she worked at Janssen Biotech, Inc. (formerly Centocor Biotech, Inc.), a Johnson & Johnson company, in a variety of senior sales roles including vice president, rheumatology franchise. Ms. Cohen has served on the board of NantKwest, Inc., a clinical-stage immunotherapy company, since 2019. Ms Cohen has also served on the board of Aerpio Pharmaceuticals, Inc., a pharmaceutical company, since 2018. Ms. Cohen also served on the board of Vital Therapies, Inc., a therapeutics company, from 2015 until 2019. Since 2015, Ms. Cohen has served on the board of Novus Therapeutics, Inc. (reverse merger of Tokai Pharmaceuticals, Inc.), a publicly-traded pharmaceutical company focused on the acquisition, development, and commercialization of ear, nose, and throat products. Ms. Cohen served on the board of Protein Sciences Corporation, a privately held bio-pharmaceutical company specializing in vaccine development from October 2014 to August 2017, and she served on the board of Cytrx Corporation, a publicly traded bio-pharmaceutical company specializing in oncology, from June 2015 through October 2016. Ms. Cohen began her career at Solvay Pharmaceuticals in a variety of sales positions. Ms. Cohen received her B.A. from Saint Joseph College.

Cohen compensation. In connection with her services as a director, Ms. Cohen received an initial stock option grant to purchase 30,000 shares of the Company’s common stock, including options to purchase 20,000 shares of the Company’s common stock in connection with her appointment to the Board, which are subject to vesting over a three-year period, and options to purchase 10,000 shares of the Company’s common stock as a pro-rated portion of the annual option grant made on July 1, 2019 to all of the other members of the Board for fiscal year 2020, under the MEI Pharma, Inc. Amended and Restated 2008 Stock Omnibus Equity Compensation Plan, which are subject to vesting in monthly installments over a twelve-month period, in each case, at an exercise price equal to the closing price of MEI Pharma common stock on April 9, 2020.

Item 8.01	Other Events.

On April 14, 2020, the Company issued a press release announcing the appointment of Ms. Cohen, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press release of MEI Pharma, Inc. dated April 14, 2020 relating to the appointment of Cheryl Cohen to the Board of Directors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEI PHARMA, INC.

By:	/s/ Daniel P. Gold
Daniel P. Gold Chief Executive Officer

Dated: April 14, 2020